Exhibit 4.46

Supplementary Loan Agreement II

Party A (Lender): Techlong International Investment Limited

Party B (Borrower): Ecmoho (Hong Kong) Limited

Party C (Pledgor): Uhealth Limited

Party D (Guarantor): Zeng Qingchun

Whereas, Party A and Party B executed two Loan Agreements in September 2017 and March 2018 respectively, and executed the Supplementary Agreement to Loan Agreement to the above two Loan Agreements (the above four agreements are hereinafter collectively referred to as the "Original Agreements") in September 2019, where Party B borrowed a total of USD 6,000,000 (Six Million US Dollars) from Party A. After friendly negotiation, the four parties hereto have agreed to extend all the terms of the Original Agreements to May 31, 2020, and all the terms of the Original Agreements shall be replaced with the provisions of this Supplementary Agreement as of June 1, 2020.

Article 1 Party A and Party B make the following changes to the repayment method stipulated in the Original Agreements: from June 2020 to December 2020, Party B shall repay USD 112, 500 (One Hundred Twelve Thousand and Five Hundred US Dollars) and interest to Party A at the beginning of each month (for details, please refer to Annex 1: Statement of the Principal and Interest of the Loan). In view of the impact of the COVID-19 on Party B's business, Party A agrees to exempt Party B from the cumulative interest payable of USD 525,000 (Five Hundred and Twenty-five Thousand US Dollars) under the premise that Party B has repaid the 2020 loan principal of USD 787,500 (Seven Hundred Eighty-seven Thousand and Five Hundred US Dollars) as agreed. In 2021, Party B promises to repay the loan principal of USD 2, 250, 000 (Two Million Two Hundred and Fifty Thousand US Dollars) to Party A, and to repay the principal and interest at the beginning of each month (for details, please refer to Annex 1: Statement of the Principal and Interest of the Loan). In 2022, Party B promises to repay the loan principal of USD 2,962,500 (Two Million Nine Hundred Sixty-two Thousand and Five Hundred US Dollars) to Party A, and to repay the principal and interest at the beginning of each month (for details, please refer to Annex 1: Statement of the Principal and Interest of the Loan).If Party B fails to repay the principal and interest on the agreed repayment date, the interest payable exempted by Party A shall be halved, and Party B shall immediately repay the cumulative interest payable of USD 262,500 (Two Hundred Sixty-two Thousand and Five Hundred US Dollars) to Party A.

Article 2 Party C shall pledge to Party A part of its equity in ECMOHO Limited of 3,000,000 shares (three million shares) as a guarantee for Party B to perform its debts. Party D guarantees to Party A that Party B will perform its obligations hereunder.

Article 3 Party C shall register the equity pledge within 30 days after the entry into force of this Agreement.

Article 4 Party C guarantees that it legally owns the corresponding equity of ECMOHO Limited and there is no equity dispute.

Article 5 Party A shall, within 3 days after the realization of the claim secured by Party C or the termination of the pledge right, actively assist Party C in the de-registration of the equity pledge.

Article 6 The parties hereby acknowledge and agree that the pledge right and guarantee liability under this Agreement shall be terminated if one of the following conditions is satisfied:

1. Where Party A's claim is realized;

2. Where Party B has otherwise provided Party A with the equivalent collateral and pledge, and completed the relevant registration and filing procedures;

3. Where the contract under which the claim is secured is invalid or cancelled.

Article 7 This Agreement shall be governed by the laws of the People's Republic of China. The parties hereto agree that they will make every reasonable efforts to resolve any dispute arising herefrom through friendly negotiation. If no agreement is reached regarding such dispute within one month, any party hereto may submit the same to Shanghai International Economic and Trade Arbitration Commission (SIETAC) for arbitration in accordance with its rules then in effect.

Article 8: In case of any conflict between this Agreement and the Original Agreements, this Agreement shall prevail. This Agreement shall take effect from the date when the four parties sign and affix their seals. This Agreement is made in four (4) counterparts, with each party holding one (1) counterpart respectively.

Party A: Techlong International Investment Limited (seal) /s/ Chang, Ching-Yi	Party B: Ecmoho (Hong Kong) Limited (seal)
Party C: Uhealth Limited (seal)	Party D: /s/ Zeng Qingchun

Date: May 29, 2020

Annex 1: Statement of the Principal and Interest of the Loan

Repayment date	Principal to be Paid	Balance of Loan	Days of Loan	Interest	Interest till May 2020	Total of Principal and Interest
2020/6/1	112,500	5,887,500	1	24.66	366,502.76	479,027.42
2020/7/1	112,500	5,775,000	31	764.39	-	113,264.39
2020/8/1	112,500	5,662,500	62	1,528.77	-	114,028.77
2020/9/1	112,500	5,550,000	93	2,293.15	-	114,793.15
2020/10/1	112,500	5,437,500	123	3,032.88	-	115,532.88
2020/11/1	112,500	5,325,000	154	3,797.26	-	116,297.26
2020/12/1	112,500	5,212,500	184	4,536.99	-	117,036.99
2021/1/1	187,500	5,025,000	215	8,835.62	-	196,335.62
2021/2/1	187,500	4,837,500	246	10,109.59	-	197,609.59
2021/3/1	187,500	4,650,000	274	11,260.28	-	198,760.28
2021/4/1	187,500	4,462,500	305	12,534.25	-	200,034.25
2021/5/1	187,500	4,275,000	335	13,767.12	-	201,267.12
2021/6/1	187,500	4,087,500	366	15,041.09	-	202,541.09
2021/7/1	187,500	3,900,000	396	16,273.97	-	203,773.97
2021/8/1	187,500	3,712,500	427	17,547.95	-	205,047.95
2021/9/1	187,500	3,525,000	458	18,821.92	-	206,321.92
2021/10/1	187,500	3,337,500	488	20,054.80	-	207,554.80
2021/11/1	187,500	3,150,000	519	21,328.77	-	208,828.77
2021/12/1	187,500	2,962,500	549	22,561.64	-	210,061.64
2022/1/1	247,500	2,715,000	580	31,463.01	-	278,963.01
2022/2/1	247,500	2,467,500	611	33,144.66	-	280,644.66
2022/3/1	247,500	2,220,000	639	34,663.56	-	282,163.56
2022/4/1	247,500	1’972,500	670	36,345.20	-	283,845.20
2022/5/1	247,500	1,725,000	700	37,972.61	-	285,472.61
2022/6/1	247,500	1,477,500	731	39,654.25	-	287,154.25
2022/7/1	247,500	1,230,000	761	41,281.64	-	288,781.64
2022/8/1	247,500	982,500	792	42,963.29	-	290,463.29
2022/9/1	247,500	735,000	823	44,644.94	-	292,144.94
2022/10/1	247,500	487,500	853	46,272.33	-	293,772.33
2022/11/1	247,500	240,000	884	47,953.97	-	295,453.97
2022/12/1	240,000		914	48,078.91	-	288,078.91
Total	6,000,000			688,553.43	366,502.76	7,055,056.19

3